Exhibit 99.1

Press Release	Source: Cobalis Corp

Dr. Gerald J. Yakatan Appointed CEO of Cobalis Corp.

Thursday May 11, 8:27 am ET

IRVINE, Calif.—(Business Wire)—May 11, 2006— Cobalis Corp. (OTC BB: CLSC), a pharmaceutical development company focused on allergy and other atopic conditions, announced today that specialty pharmaceutical executive Gerald J. Yakatan, Ph.D., has been appointed Chief Executive Officer, effective May 15, 2006. Dr. Yakatan replaces Chas Radovich, co-founder of Cobalis, who continues as President and as a member of the Board of Directors. Dr. Yakatan, a member of the Cobalis Board since February 2006, has a demonstrated track record in moving therapeutics through clinical trials, the FDA approval process and to commercialization. Dr. Yakatan's appointment as CEO occurs as Cobalis progresses towards commercialization of its novel allergy medication, PreHistin(TM), currently entering its second Phase III clinical trial.

"Dr. Yakatan's knowledge, experience, and record of accomplishment are invaluable to our company as we strive to bring PreHistin(TM) to market," commented Chas Radovich, President. "We have migrated from start-up to the execution phase and I can think of no better leader to take the Company forward. Jerry's experience in pharmaceutical product development, regulatory affairs, and licensing are particularly important as we move to commercialize PreHistin(TM), secure licensing agreements, and establish a drug pipeline."

Dr. Yakatan served as President and CEO of Avanir Pharmaceuticals, San Diego, CA from 1998 through 2005 where he successfully directed the company's development and commercialization of novel therapeutics. He was responsible for the clinical and regulatory strategies that led to the FDA approval of Abreva(R), the largest-selling OTC treatment for cold sores, and the Neurodex(TM) NDA currently under FDA review. Dr. Yakatan spearheaded Avanir's licensing efforts that led to a partnership with GlaxoSmithKline for Abreva(R) and to R&D collaborations in major therapeutic areas with Novartis and Astra Zeneca.

Dr. Yakatan, who was awarded a Ph.D. in Pharmaceutical Sciences from the University of Florida, has extensive experience with compounds that inhibit the production of IgE (Immunoglobulin epsilon) antibodies. IgE is a key component in the sequence of events that results in the onset of allergy symptoms. Cobalis' flagship product candidate, PreHistin(TM) is being developed to lower IgE levels, and the company has successfully completed its initial Phase III clinical trial in allergic rhinitis.

In 1996, Dr. Yakatan founded IriSys Inc. a San Diego pharmaceutical product development contract organization; he has served as President and CEO of Tanabe Research Laboratories USA, a subsidiary of Tanabe Seiyaku, a leading Japanese pharmaceutical company; as Executive Vice President, Research and Development for Immunetech Pharmaceuticals; and as Vice President of Product Development Worldwide for the Pharmaceutical Research Division of Warner-Lambert where he was also member of the Pharmaceutical Research Management Team and the Parke-Davis Executive Committee. Dr. Yakatan also served as Chairman of the Department of Pharmaceutics at the University of Texas at Austin.

"Having followed the development of PreHistin(TM) for many years, and having become more familiar with the Company, management and the recent Phase III clinical trial results over the past few months, I am excited by the opportunity to build on the progress that Cobalis' management has achieved in developing PreHistin(TM)," said Dr. Yakatan. "I believe PreHistin(TM) has the potential to make a major impact on the treatment of allergies and other atopic diseases, and I look forward to working with the Cobalis team to bring PreHistin(TM) to the marketplace."

About Cobalis Corp.

Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship product, PreHistin(TM) - The World's First Pre-Histamine(TM) - is an allergy prevention medication that successfully completed its initial large-scale Phase III Clinical Trial in October of 2005. Upon successful completion of a second FDA-required Phase III Clinical Trial, Cobalis will seek FDA approval to market PreHistin(TM) over-the-counter in the US. Cobalis plans to commence international marketing of PreHistin in late calendar 2006 or 2007. For further information, visit http://www.cobalis.com

SAFE HARBOR

Certain statements contained in this release are considered "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Investors should not rely on these forward-looking statements as assurances of future events, because such statements are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations. Factors could include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in the Company's compounds under development in particular; the potential failure of the Company's compounds under development to prove safe and effective for treatment and prevention of disease; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies; acquisitions, divestitures, mergers, licenses or strategic initiatives that change the Company's business, structure or projections; the development of competing products; uncertainties related to the Company's business, structure or projections; uncertainties related to the Company's dependence on third parties and partners; and those risks described in filings with the SEC.

Jaffoni & Collins Incorporated
David Collins or Steven Hecht, 212-835-8500
CLSC@jcir.com

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